EXHIBIT 10.3
HEALTHSTREAM, INC.
INCENTIVE STOCK OPTION AGREEMENT
     THIS INCENTIVE STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into as of this       day of                     , 20___(the “Grant Date”), by and between HealthStream, Inc., a Tennessee corporation (together with its Subsidiaries and Affiliates, the “Company”), and                                          (the “Optionee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the HealthStream, Inc. 2010 Stock Incentive Plan (the “Plan”).
     WHEREAS, the Company has adopted the Plan, which permits the issuance of stock options for the purchase of shares of the common stock, no par value per share, of the Company (the “Shares”); and
     WHEREAS, the Company desires to afford the Optionee an opportunity to purchase Shares as hereinafter provided in accordance with the provisions of the Plan.
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Grant of Option.
          (a) The Company grants as of the date of this Agreement the right and option (the “Option”) to purchase                      Shares, in whole or in part (the “Option Stock”), at an exercise price of                                                              and No/100 Dollars ($                     ) per Share, on the terms and conditions set forth in this Agreement and subject to all provisions of the Plan. The Optionee, holder or beneficiary of the Option shall not have any of the rights of a stockholder with respect to the Option Stock until such person has become a holder of such Shares by the due exercise of the Option and payment of the Option Payment (as defined in Section 3 below) in accordance with this Agreement.
          (b) The Option shall be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be interpreted in a manner consistent therewith.
     2. Exercise of Option.
          (a) Except as otherwise provided herein, this Option shall become vested and exercisable as follows:
          (i) Ten percent (10%) of the Shares granted under this Option shall vest and become exercisable on the first anniversary of the Grant Date.
          (ii) An additional twenty percent (20%) of the Shares granted under this Option shall vest and become exercisable on the second anniversary of the Grant Date.
          (iii) An additional thirty percent (30%) of the Shares granted under this Option shall vest and become exercisable on the third anniversary of the Grant Date.
          (iv) The remaining forty percent (40%) of the Shares granted under this Option shall vest and become exercisable on the fourth anniversary of the Grant Date.
          (b) This Option shall be exercisable as provided in Section 2(a) if and only if the Optionee shall have been continuously employed by the Company from the date of this Agreement through and including such dates.
          (c) Notwithstanding the foregoing, 100% of the Shares granted under this Option shall vest and become exercisable immediately upon the occurrence of a Change in Control.
     3. Manner of Exercise. The Option may be exercised in whole or in part at any time within the period permitted hereunder for the exercise of the Option, with respect to whole Shares only, by serving written notice of intent to exercise the Option delivered to the Company at its principal office (or to the Company’s designated agent), stating the number of Shares to be purchased, the person or persons in whose name the Shares are to be registered and each such person’s address and social security number; provided, that this Option shall be exercisable only in the lesser of round lots of one hundred (100) Shares or the total number of Shares remaining under this grant. Such notice shall not be effective unless accompanied by payment in full of the Option Price for the number of Shares with respect to which the Option is then being exercised (the “Option Payment”) and, except as otherwise provided herein, cash equal to the required withholding taxes as set forth by Internal Revenue Service and applicable state tax guidelines for the employer’s minimum statutory withholding. The Option Payment shall be made in cash or cash equivalents or in whole Shares previously acquired by the Optionee and valued at the Shares’ Fair Market Value on the date of exercise (or next succeeding trading date if the date of exercise is not a trading date), or by a combination of such cash (or cash equivalents) and Shares. Subject to Section 422 of the Code and applicable securities laws, the Optionee may also exercise the Option (a) by delivering a notice of exercise of the Option and by simultaneously selling the Shares of Option Stock thereby acquired pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the Option Payment, together with any applicable withholding taxes, or (b) by directing the Company to withhold that number of whole Shares otherwise deliverable to the Optionee pursuant to the Option having an aggregate Fair Market Value at the time of exercise equal to the Option Payment. Unless otherwise provided by the Committee at any time, to satisfy any applicable withholding taxes, in lieu of cash the Optionee may direct the Company to withhold that number of whole Shares otherwise deliverable to the Optionee pursuant to the Option.
     4. Termination of Option. The Option will expire eight (8) years from the date of grant of the Option (the “Term”) with respect to any then unexercised portion thereof, unless terminated earlier as set forth below:

          (a) Termination by Death. If the Optionee’s employment by the Company terminates by reason of death, or if the Optionee dies within three (3) months after termination of such employment for any reason other than Cause, this Option may thereafter be exercised, to the extent the Option was exercisable at the time of such termination, by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, for a period of one (1) year from the date of death or until the expiration of the Term of the Option, whichever period is the shorter.
          (b) Termination by Reason of Disability. If the Optionee’s employment by the Company terminates by reason of Disability, this Option may thereafter be exercised, to the extent the Option was exercisable at the time of such termination, by the Optionee or personal representative or guardian of the Optionee, as applicable, for a period of one (1) year from the date of such termination of employment or until the expiration of the Term of the Option, whichever period is the shorter.
          (c) Termination by Retirement or Early Retirement. If the Optionee’s employment by the Company terminates by reason of Retirement or Early Retirement, this Option may thereafter be exercised by the Optionee, to the extent the Option was exercisable at the time of such termination, for a period of three (3) months from the date of such termination of employment or until the expiration of the Term of the Option, whichever period is the shorter.
          (d) Termination for Cause. If the Optionee’s employment by the Company is terminated for Cause, this Option shall terminate immediately and become void and of no effect.
          (e) Other Termination. If the Optionee’s employment by the Company terminates for any reason other than for Cause, death, Disability, Retirement or Early Retirement, this Option may be exercised, to the extent the Option was exercisable at the time of such termination, by the Optionee for a period of three (3) months from the date of such termination of employment or the expiration of the Term of the Option, whichever period is the shorter.
     5. No Right to Continued Employment. The grant of the Option shall not be construed as giving the Optionee the right to be retained in the employ of the Company, and the Company may at any time dismiss the Optionee from employment, free from any liability or any claim under the Plan.
     6. Adjustment to Option Stock. The Committee may make equitable and appropriate adjustments in the terms and conditions of, and the criteria included in, this Option in recognition of unusual or nonrecurring events (and shall make the adjustments for the events described in Section 4.2 of the Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles in accordance with the Plan, whenever the Committee determines that such event(s) affect the Shares. Any such adjustments shall be effected in a manner that precludes the material enlargement of rights and benefits under this Award.
     7. Amendments to Option. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend,

discontinue, cancel or terminate, the Option, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Optionee or any holder or beneficiary of the Option shall not to that extent be effective without the consent of the Optionee, holder or beneficiary affected.
     8. Limited Transferability. During the Optionee’s lifetime, this Option can be exercised only by the Optionee. Except as otherwise permitted by Section 422 of the Code and the regulations promulgated thereunder, this Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Optionee other than by will or the laws of descent and distribution. Any attempt to otherwise transfer this Option shall be void. No transfer of this Option by the Optionee by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer.
     9. Reservation of Shares. At all times during the term of this Option, the Company shall use its best efforts to reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of this Agreement.
     10. Plan Governs. The Optionee hereby acknowledges receipt of a copy of (or electronic link to) the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.
     11. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.
     12. Notices. All notices required to be given under this Award shall be deemed to be received if delivered or mailed as provided for herein to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	HealthStream, Inc. Cummins Station, Suite 450 209 10th Avenue South Nashville TN 37203

To the Optionee:	The address then maintained with respect to the Optionee in the Company’s records.

     13. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.
     14. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Optionee and the Company for all purposes.
     15. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Optionee’s legal representative and assignees. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be binding upon the Optionee’s heirs, executors, administrators, successors and assignees.
     16. Excessive Shares. In the event that the number of Shares subject to this Option exceeds any maximum established under the Code for Incentive Stock Options that may be granted to Optionee, or in the event that this Option becomes first exercisable in any calendar year to obtain Common Stock having a Fair Market Value (determined at the time of grant) in excess of $100,000, or if this Option fails to qualify as an Incentive Stock Option under Section 422 of the Code for any other reason, this Option shall be treated as a Non-Qualified Stock Option to the extent of such excess or failure. The proceeding sentence shall be interpreted consistently with the provisions of Section 422(d) of the Code.
     IN WITNESS WHEREOF, the parties have caused this Incentive Stock Option Agreement to be duly executed effective as of the day and year first above written.

HEALTHSTREAM, INC.
By:

OPTIONEE: Signature